CGCMT, Commercial Mortgage Pass-Through
Certificates, Series 2006-C4 $2.26B NEW ISSUE CMBS
Lead-Mgrs:  Citigroup Global Markets Inc.(Book Runner) / Barclays Capital
Co-Managers: Banc of America Securities LLC / Deutsche Bank Securities Inc. /
PNC Capital Markets LLC
Rating Agencies:  Moodys / Fitch

         Ratings     Class   WAL     Principal     Sub        Price
Class (Moody's/Fitch) Size   (yrs)     Window      Levels     Talk    STATUS
A-1     Aaa/AAA       79.9   3.24   07/06-04/11   30.000%     + 7A    .1X
A-2     Aaa/AAA      152.7   6.61   01/13-03/13   30.000%     +25A    .1X
A-SB    Aaa/AAA      135.2   7.15   04/11-08/15   30.000%     +25A    .3X
A-3     Aaa/AAA      831.3   9.62   08/15-04/16   30.000%     +27A    .75X
A-1A    AAA/AAA      385.3   NOT AVAILABLE
A-M     Aaa/AAA      226.4   9.84   04/16-05/16   20.000%     A3+3    OPEN
A-J     Aaa/AAA      164.1   9.92   05/16-06/16   12.750%     A3+7    .55X
B       Aa2/AA        50.9   9.96   06/16-06/16   10.500%     +35A    OPEN
C       Aa3/AA-       25.5   9.96   06/16-06/16    9.375%     +37A    OPEN
D        A2/A         31.1   9.96   06/16-06/16    8.000%     +44A    OPEN

Expected Timing
Launch / Price   - June 20th
Settlement       - Thursday June 29th

-Collateral:       166 Loans / 289 Properties
-Loan Sellers:     Citigroup Global Markets Realty Corp (81.0%),
                   PNC Bank, N.A. (14.5%),
                   Barclays Capital Real Estate Inc. (4.4%)

Property Types:    Off 32.7%, Multi 17.0%, Ret 29.8%, Hotel 10.7%,
                   MH 0.3%, Ind 6.5%, Mixed 2.4%

Geographic:        CA 15.7%, VA 7.3%, WI 7.0%, PA 6.8%, FL 6.8%, WA 4.9%
                   No Others >4.3%

-DSCR/LTV            1.34x / 71.69%
-Inves. Grade Loans: 1 loan for 3.2% of UPB
-Top 10 Loans:       34.1% of the pool, DSCR: 1.44x, LTV: 69.9%

Expected Timing
Termsheets       - Friday elec/ Monday hard
Reds             - Monday
Launch / Price   - On or about June 20th
Settlement       - June 29th

Roadshows:
Monday AM Investor Call - Details to Follow
Monday/Tuesday - 1 on 1's at CMSA
Thursday - Minneapolis/Chicago
Friday - Hartford/Boston

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